PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated March 18, 2004)	Registration No. 333-112043

CORTEX PHARMACEUTICALS, INC.

11,743,710 Shares of Common Stock

($0.001 par value)

This prospectus supplement supplements information contained in that certain prospectus dated March 18, 2004 of Cortex Pharmaceuticals, Inc. (the “Company”), relating to the offer and sale from time to time of up to 6,909,091 shares of the Company’s outstanding common stock, and up to 4,834,619 shares of the Company’s common stock issuable upon exercise of warrants, which are held by certain stockholders and warrant holders named in the prospectus under the section entitled “Selling Stockholders.” This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following amends and supplements the information set forth in the prospectus under the caption “Selling Stockholders” with respect to the selling stockholders named below and the respective shares of common stock beneficially owned by such selling stockholders that may be offered pursuant to the prospectus:

Name	Common Stock Owned Prior to the Offering	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering
Castle Creek Healthcare Partners LLC(12)(45)	315,152	181,818	133,334	*
Xmark JV Investment Partners, LLC(49)	118,182	118,182	0	0

(12)	Includes 133,334 shares subject to warrants held prior to the offering that are currently exercisable, none of which are being offered pursuant to this prospectus. As investment manager under a management agreement, Castle Creek Partners, LLC may exercise dispositive and voting power with respect to the shares owned by Castle Creek Healthcare Partners LLC. Castle Creek Partners, LLC disclaims beneficial ownership of such shares. Daniel Asher is the managing member of Castle Creek Partners, LLC. Mr. Asher disclaims beneficial ownership of the shares owned by Castle Creek Healthcare Partners LLC.

(49)	Consists of 118,182 shares subject to warrants held prior to the offering that are currently exercisable and are being offered pursuant to this prospectus. Mitchell D. Kaye, whose business address is c/o Xmark Funds, 301 Tresser Blvd., Suite 1320, Stamford, CT 06901, is the Chief Investment Officer of Xmark JV Investment Partners, LLC, and as such, Mr. Kaye possesses the power to vote and direct the disposition of the securities held by Xmark JV Investment Partners, LLC. Castle Creek Healthcare Partners LLC assigned the foregoing warrants to Xmark JV Investment Partners, LLC in February 2006.

All information in this prospectus supplement is as of February 7, 2006.

The date of this prospectus supplement is February 7, 2006.